Exhibit 19.1
Reddit, Inc.
Insider Trading Compliance Policy and Procedures
(Last Updated: February 11, 2025)
Federal and state laws prohibit trading in the securities of a company while in possession of material nonpublic information and in breach of a duty of trust or confidence. These laws also prohibit anyone who is aware of material nonpublic information from providing this information to others who may trade. Violating such laws can undermine investor trust, harm the reputation and integrity of Reddit, Inc. (together with its subsidiaries, “Reddit”) and result in dismissal or even serious criminal and civil charges against the individual and Reddit. Reddit reserves the right to take disciplinary or other measure(s) it determines to be appropriate in any particular situation, including disclosure of wrongdoing to governmental authorities.
Persons Covered and Administration of Policy
This Insider Trading Compliance Policy and Procedures (this “Policy”) applies to all officers, directors, and employees of Reddit. For purposes of this Policy, “officers” refer to those individuals who meet the definition of “officer” under Section 16 of the Securities Exchange Act of 1934 (as amended, the “Exchange Act”). Individuals subject to this Policy are also responsible for ensuring that members of their household comply with this Policy (e.g. spouses, domestic partners, children).
This Policy also applies to any entities controlled by individuals subject to the Policy, including any corporations, limited liability companies, partnerships, or trusts, and transactions by these entities should be treated for the purposes of this Policy as if they were for the individual’s own account. However, the sections “Blackout Periods,” “Post-Termination Transactions,” and “Transactions Prohibited at all Times” of this Policy will not apply to any entity that engages in the investment in securities in the ordinary course of its business (including, but not limited to, any investment fund, partnership, or family office) if such entity has established its own written insider trading controls and procedures in compliance with applicable securities law. Reddit may determine that this Policy applies to additional persons with access to material nonpublic information, such as contractors or consultants. Officers, directors, and employees, together with any other person designated as being subject to this Policy by the Compliance Officer are referred to collectively as “Covered Persons.” For purposes of this policy, “Compliance Officer” means the Chief Legal Officer (or if no such employee at Reddit has that title, or in the absence of the Chief Legal Officer, the most senior in-house attorney of Reddit) or his or her designee.
Questions regarding the Policy should be directed to the Compliance Officer, who is responsible for the administration of this Policy, at ###. Actions taken by Reddit do not constitute legal advice, nor do they insulate you from the consequences of noncompliance with this Policy.
Policy Statement
No Purchase or Sale of any Reddit Security while in Possession of MNPI
No Covered Person shall purchase or sell any type of security of Reddit while in possession of material nonpublic information (“MNPI”). In addition, if a Covered Person is in possession of MNPI about other publicly-traded companies obtained in the course of the Covered Person’s employment or service with Reddit, such as suppliers, partners, customers, competitors, or potential acquisition targets, the Covered Person may not trade in such other companies’ securities until the information becomes public or is no longer material. Further, no Covered Person shall purchase or sell any security of any other company, including another company in Reddit’s industry, while in possession of MNPI about that other company or MNPI about Reddit that is material to such other company if such information is obtained in the course of the Covered Person’s employment or service with Reddit, provided, however, this Policy will also not apply to purchases and sales of securities of any other company in which a third party has discretionary authority to execute such purchases and sales, outside the control of the Covered Person, so long as such third party does not possess any MNPI relating to Reddit.
No Communication of MNPI Other than on a Need-to-Know Basis
In addition, Covered Persons shall not directly or indirectly communicate MNPI to anyone outside Reddit (except in accordance with Reddit’s policies regarding confidential information) or to anyone within Reddit other than on a “need-to-know” basis.

Tipping
    Covered Persons shall not give trading advice about Reddit unless the advice is to tell someone not to trade our securities because the trade would violate this Policy or the law.
Definitions of Securities, Purchase & Sale
“Securities” includes stocks, bonds, notes, debentures, options, warrants, equity and other convertible securities, as well as derivative instruments
“Purchase” and “sale” are defined broadly under the federal securities law. “Purchase” includes not only the actual purchase of a security, but also any contract to purchase or otherwise acquire a security. “Sale” includes not only the actual sale of a security, but also any contract to sell or otherwise dispose of a security. These definitions extend to a broad range of transactions, including conventional cash-for-stock transactions, conversions, the exercise of stock options, transfers, gifts, and acquisitions and exercises of warrants or puts, calls, pledging, and margin loans, or other derivative securities.
The laws and regulations concerning insider trading are complex, and Covered Persons are encouraged to seek guidance from the Compliance Officer at ### prior to considering a transaction in Reddit securities.
Blackout Periods
No Purchase or Sale of Reddit Securities During the Pre-Earnings Blackout Period
No director, officer, or employee listed on Schedule I, as amended from time to time, (as well as any individual or entity covered by this Policy by virtue of their relationship to such director, officer, or employee) shall purchase or sell any Reddit security during the period beginning on the 15th calendar day of the last month of any fiscal quarter of Reddit and ending after completion of the second full trading day after the public release of earnings data for such fiscal quarter or during any other trading suspension period declared by Reddit, such period, a “blackout period.” A “trading day” is a day on which U.S. national stock exchanges are open for trading. If, for example, Reddit were to make an announcement on Monday prior to 9:30 a.m. Eastern Time, then the blackout period would terminate after the close of trading on Tuesday. If an announcement were made on Monday after 9:30 a.m. Eastern Time, then the blackout period would terminate after the close of trading on Wednesday. If you have any question as to whether information is publicly available, please direct an inquiry to the Compliance Officer at ###.
Exceptions to the Blackout Period
The above prohibitions do not apply to:
•purchases of Reddit securities from Reddit, or sales of Reddit securities to Reddit;
•exercises of stock options or other equity awards or the surrender of shares to Reddit in payment of the exercise price or in satisfaction of any tax withholding obligations in a manner permitted by the applicable equity award agreement, or vesting of equity-based awards, in each case, that do not involve a market sale of Reddit securities. The “cashless exercise” of a Reddit stock option or other equity award through a broker does involve a market sale of Reddit securities, and therefore would not qualify under this exception;
•Gifts of Reddit securities, unless the individual making the gift knows, or is reckless in not knowing, the recipient intends to sell the securities while the donor is in possession of MNPI about Reddit; or
•purchases of Reddit stock through periodic, automatic payroll contributions, or making election changes, under our Employee Stock Purchase Plan. However, any sales of stock acquired under the ESPP are subject to trading restrictions under this Policy;

•settling RSUs pursuant to a net settlement or a “sale to cover” for non-discretionary, automatic tax withholdings initiated and approved by Reddit for the payment of taxes upon the vesting of RSUs; or
•purchases or sales of Reddit securities made pursuant to a plan adopted to comply with the Exchange Act Rule 10b5-1 (“Rule 10b5-1”).
Exceptions to the blackout period policy may be approved only by the Audit Committee of the Board of Directors or the Chief Legal Officer, in the case of exceptions for directors, the Audit Committee of the Board of Directors (or if the director is a member of the Audit Committee, the Board of the Directors).
Special Blackout Periods
The Compliance Officer may recommend that directors, officers, employees, or others suspend trading in Reddit securities outside of the regular pre-earnings blackout period (such period, a “Special Blackout Period”), because of developments that have not yet been disclosed to the public. Individuals who are subject to a Special Blackout Period will be notified when this Special Blackout Period closes and opens. Subject to the exceptions noted above, all of those individuals affected should not trade in Reddit securities while the Special Blackout Period is in effect, and should not disclose to others that the Special Blackout Period exists.
Preclearance of Trades by Directors, Officers, and Employees
All transactions in Reddit securities by directors, officers, and employees listed on Schedule II (each, a “Preclearance Person”) must be precleared by the Compliance Oﬃcer (or the Chief Financial Officer for transactions by the Compliance Officer). Preclearance should not be understood to represent legal advice by Reddit that a proposed transaction complies with the law.
A request for preclearance must be in writing to ###, should be made at least two business days in advance of the proposed transaction, and should include the identity of the Preclearance Person, a description of the proposed transaction, the proposed date of the transaction, and the number of shares or other securities involved. In addition, the Preclearance Person must execute a certification that he or she is not aware of MNPI about Reddit. The Compliance Oﬃcer, or the Chief Financial Officer for transactions by the Compliance Oﬃcer, shall have sole discretion to decide whether to clear any contemplated transaction. All trades that are precleared must be eﬀected within ﬁve business days of receipt of the preclearance. A precleared trade (or any portion of a precleared trade) that has not been eﬀected during the five business day period must be submitted for preclearance determination again prior to execution. Notwithstanding receipt of preclearance, if the Preclearance Person becomes aware of MNPI, or becomes subject to a blackout period before the transaction is effected, the transaction may not be completed. Transactions under a previously established Rule 10b5-1 Trading Plan that has been preapproved in accordance with this Policy are not subject to further preclearance.
None of Reddit, the Compliance Officer, Chief Financial Officer, or Reddit’s other employees will have any liability for any delay in reviewing, or refusal of, a request for preclearance.
What is Material Nonpublic Information?
Information is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, sell, or hold a security, or if the information is likely to have a significant effect on the market price of the security. Material information can be positive or negative, and can relate to virtually any aspect of a company’s business or to any type of security, debt, or equity. Also, information that something is likely to happen in the future—or even just that it may happen—could be deemed material.
Examples of material information may include (but are not limited to) information about:
•corporate earnings or earnings forecasts;
•significant business trends or metrics;
•changes in business strategy;
•possible mergers, acquisitions, tender offers, or dispositions;

•gain or loss of significant customers;
•major new products or product developments;
•important business developments, such as major contract negotiations, awards or cancellations, or regarding strategic partners such as ad agencies or cloud vendors;
•management or control changes;
•significant borrowing or financing developments including pending public sales or offerings of debt or equity securities;
•defaults on borrowings;
•stock splits or dividends;
•bankruptcies;
•cybersecurity or data security incidents; and
•significant litigation or regulatory actions.
Information is “nonpublic” if it is not available to the general public. In order for information to be considered “public,” it must be widely disseminated in a manner that makes it generally available to investors in a Regulation FD-compliant method, such as through a press release, a filing with the U.S. Securities and Exchange Commission (the “SEC”) or a Regulation FD-compliant conference call. The Compliance Officer shall have sole discretion to decide whether information is public for purposes of this Policy.
The circulation of rumors, even if accurate and reported in the media, does not constitute public dissemination. In addition, even after a public announcement, a reasonable period of time may need to lapse in order for the market to react to the information. Generally, the passage of two full trading days following release of the information to the public, is a reasonable waiting period before such information is deemed to be public.
Post-Termination Transactions
If an individual is in possession of MNPI when the individual’s employment or service with Reddit terminates, the individual may not trade in Reddit securities until that information has become public or is no longer material.
Transactions Prohibited at all Times
Reddit has determined that there is a heightened legal risk and the appearance of improper or inappropriate conduct if persons subject to this Policy engage in certain types of transactions. Therefore, Covered Persons shall comply with the following policies with respect to certain transactions in Reddit securities.
Short Sales
Short sales of Reddit securities are prohibited by this Policy. Short sales of Reddit securities, or sales of shares that the insider does not own at the time of sale, or sales of shares against which the insider does not deliver the shares within 20 days after the sale, evidence an expectation on the part of the seller that the securities will decline in value, and, therefore, signal to the market that the seller has no confidence in Reddit or its short-term prospects. In addition, Section 16(c) of the Exchange Act prohibits Section 16 reporting persons (i.e., directors, officers, and Reddit’s 10% stockholders) from making short sales of Reddit equity securities.
Options
Transactions in puts, calls, or other derivative securities involving Reddit equity securities, on an exchange, on an over-the-counter market, or in any other organized market, are prohibited by this Policy. A transaction in options is, in effect, a bet on the short-term movement of Reddit’s stock and, therefore, creates the appearance that a Covered Person is trading based on MNPI. Transactions in options, whether traded on an exchange, on an over-the-counter market, or any other organized market, also may focus a Covered Person’s attention on short-term performance at the expense of Reddit’s long-term objectives.
Hedging Transactions
Hedging transactions involving Reddit securities, such as prepaid variable forward contracts, equity swaps, collars, and exchange funds, or other transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of Reddit equity securities, are prohibited by this Policy. Such transactions allow the Covered Person to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the Covered Person may no longer have the same objectives as Reddit’s other stockholders.
Margin Accounts and Pledging
Individuals are prohibited from pledging Reddit securities as collateral for a loan, purchasing Reddit securities on margin (i.e., borrowing money to purchase the securities), or placing Reddit securities in a margin account. This prohibition does not apply to cashless exercises of stock options under Reddit’s equity plans, nor to pledges that were in place prior to the initial effective date of this Policy.
Partnership Distributions
Nothing in this Policy is intended to limit the ability of an investment fund, venture capital partnership, or other similar entity with which a director is affiliated to distribute Reddit securities to its partners, members, or other similar persons. It is the responsibility of each affected director and the affiliated entity, in consultation with their own counsel (as appropriate), to determine the timing of any distributions, based on all relevant facts and circumstances, and applicable securities laws.
Rule 10b5-1 Trading Plans
The trading restrictions set forth in this Policy, other than those transactions described under “Prohibited Transactions,” do not apply to transactions under a previously established contract, plan or instruction to trade in Reddit securities entered into in accordance with Rule 10b5-1 (a “Trading Plan”) that:
•has been submitted to and preapproved by the Compliance Officer in writing;
•includes a “Cooling Off Period” for
◦Section 16 reporting persons that extends to the later of 90 days after adoption or modification of a Trading Plan, or two business days after filing the Form 10-K or Form 10-Q covering the fiscal quarter in which the Trading Plan was adopted, up to a maximum of 120 days; and
◦for persons other than Section 16 reporting persons and Reddit, that extends 30 days after adoption or modification of a Trading Plan;
•for Section 16 reporting persons, includes a representation in the Trading Plan that the Section 16 reporting person is (1) not aware of any MNPI about Reddit or its securities; and (2) adopting the Trading Plan in good faith and not as part of a plan or scheme to evade Rule 10b-5;
•has been entered into in good faith at a time when the individual was not in possession of MNPI about Reddit and not otherwise in a blackout period, and the person who entered into the Trading Plan has acted in good faith with respect to the Trading Plan;
•either (1) specifies the amounts, prices, and dates of all transactions under the Trading Plan; or (2) provides a written formula, algorithm, or computer program for determining the amount, price, and date of the transactions, and (3) prohibits the individual from exercising any subsequent influence over the transactions; and

•complies with all other applicable requirements of Rule 10b5-1.
The Compliance Officer may impose such other conditions on the implementation and operation of the Trading Plan as the Compliance Officer deems necessary or advisable. Individuals may not adopt more than one Trading Plan at a time except under the limited circumstances permitted by Rule 10b5-1 and subject to preapproval by the Compliance Officer.
An individual may only modify a Trading Plan outside of a blackout period and, in any event, when the individual does not possess MNPI. Modifications to and terminations of a Trading Plan are subject to preapproval by the Compliance Officer and modifications of a Trading Plan that change the amount, price, or timing of the purchase or sale of the securities underlying a Trading Plan will trigger a new Cooling Oﬀ Period.
Reddit reserves the right to publicly disclose, announce, or respond to inquiries from the media regarding the adoption, modification, or termination of a Trading Plan and non-Rule 10b5-1 trading arrangements, or the execution of transactions made under a Trading Plan. Reddit also reserves the right from time to time to suspend, discontinue, or otherwise prohibit transactions under a Trading Plan if the Compliance Officer or the Board of Directors, in its discretion, determines that such suspension, discontinuation, or other prohibition is in the best interests of Reddit.
Compliance of a Trading Plan with the terms of Rule 10b5-1 and the execution of transactions pursuant to the Trading Plan are the sole responsibility of the person initiating the Trading Plan, and none of Reddit, the Compliance Officer, or Reddit’s other employees assumes any liability for any delay in reviewing and/or refusing to approve a Trading Plan submitted for approval, nor the legality or consequences relating to a person entering into, informing Reddit of, or trading under, a Trading Plan.
Interpretation, Amendment, and Implementation of this Policy
The Compliance Officer shall have the authority to interpret and update this Policy and all related policies and procedures. In particular, such interpretations and updates of this Policy, as authorized by the Compliance Officer, may include amendments to or departures from the terms of this Policy, to the extent consistent with the general purpose of this Policy and applicable securities laws.
Actions taken by Reddit, the Compliance Officer, or any other Reddit personnel do not constitute legal advice, nor do they insulate you from the consequences of noncompliance with this Policy or with securities laws.
Certification of Compliance
All directors, officers, employees, and others subject to this Policy may be asked periodically to certify their compliance with the terms and provisions of this Policy.
Trading by Reddit
We will not transact in our securities unless in compliance with applicable U.S. securities laws, rules and regulations and applicable New York Stock Exchange listing standards.

Schedule I

Individuals Subject to Quarterly Trading Blackouts
Chief Executive Officer and President
Members of the Board of Directors of Reddit, Inc.
Chief Operating Officer
Chief Financial Officer
Chief Technology Officer
Chief Legal Officer
Chief Accounting Officer
All other employees of Reddit

Schedule II

Individuals Subject to Preclearance Requirement

Chief Executive Officer and President
Members of the Board of Directors of Reddit, Inc.
Chief Operating Officer
Chief Financial Officer
Chief Technology Officer
Chief Legal Officer
Chief Product Officer
Chief People Officer
Chief Marketing & Consumer Experience Officer
Chief Revenue Officer
Executive Assistant to the Chief Executive Officer
Chief of Staff to the Chief Executive Officer
EVP, Business Marketing and Growth
EVP, Ads Monetization
All employees with the title of Vice President or equivalent
Other persons designated by the Chief Legal Officer